VOTING TRUST AGREEMENT

         This Agreement is entered into on ___________, 1997, by and among ____________, ("Trustee"), Pacific Rim Entertainment, Inc. (the "Corporation") and the Stockholders of the Corporation as set forth on Schedule I attached hereto and made a part hereof (the "Stockholders").

         WHEREAS, the Stockholders each own shares of the Common Stock of the Corporation; and

         WHEREAS, pursuant to a Merger Agreement dated November 5, 1997 (the "Merger Agreement") between the Corporation, PR Acquisition Corp., a Delaware corporation (the "Sub"), Osage Computer Group, Inc., an Arizona corporation ("Osage") and certain stockholders of Osage (the "Osage Shareholders"), the Stockholders have agreed to place certain shares of their Common Stock of the Corporation in a voting trust upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby bind themselves and their heirs, executors, administrators and permitted assigns, and the Trustee does hereby bind himself, and agree as set forth below. All capitalized terms not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

         1. Transfer of Stock to Trustee. Each of the Stockholders hereby transfers and assigns to the Trustee the number of shares of the Corporation's Common Stock set forth opposite his or her name on Schedule I attached hereto (the "Trust Shares") and hereby authorizes and directs the Corporation's transfer agent, upon receipt of a copy of this Agreement, to transfer the Trust Shares from the named Stockholders into the name of the Trustee as "Voting Trustee" on the books of the Corporation. The Trustee shall hold the Trust Shares for the benefit of the Stockholders under the terms and conditions of this Agreement.

         2. Issuance of Voting Trust Certificates. Upon receipt of the certificates representing the Trust Shares, the Trustee shall issue to each of the Stockholders a Voting Trust Certificate, in the form attached hereto as Exhibit "A", for the number of Trust Shares transferred by the Stockholder to the Trustee. The Trustee shall keep a list of all Trust Shares transferred to him hereunder, and a list of all Voting Trust Certificates issued, which records shall include the names and addresses of all Voting Trust Certificate holders and the number of shares represented by each Certificate.

         3. Transfer of Voting Trust Certificates. Each Voting Trust Certificate shall not be transferable during the term of this Agreement without the consent of the Board of Directors of the Corporation. The Voting Trust Certificates shall be deemed to represent shares beneficially owned by the respective Stockholders.

         4. Trustee to Vote Stock. The Trustee shall vote the Trust Shares in person or by proxy at all meetings of the Stockholders of the Corporation, and in all proceedings wherein the vote or written consent of Stockholders may be required or authorized by law. The Trustee shall vote the Trust Shares for the election of such directors, and in favor of or against any resolution or proposed action presented at any meeting or requiring the consent of the Corporation's stockholders, as directed in writing by the holders of the Corporation's Series B $3.00 Convertible Preferred Stock.

         5. Dividends.

            (a) All cash dividends or other distributions which may accrue as to the Trust Shares shall be paid directly to the Stockholders in proportion to the number of Trust Shares beneficially owned by them as shown on the outstanding Voting Trust Certificates.

            (b) All stock dividends which may accrue to the Trust Shares shall be placed in the Trust and held by the Trustee and administered in the same manner as all other Trust Shares.

         6. Release of Trust Shares. The Trust Shares shall be released from this Agreement, and the Trustee shall transfer the Trust Shares to the respective Stockholders or the Osage Shareholders, as follows:

            (a) Pursuant to Section 1.3(b)(v) of the Merger Agreement, in the event that shares of Additional Acquiror Common Stock are required to be issued to the Osage Shareholders to satisfy a Deficit, and the Corporation's financial statements covering the most recent three month period ended prior to the respective Valuation Dates, as the same are included within a report filed with the Securities and Exchange Commission, reflect that the Corporation has remained in compliance with the performance criteria (the "Performance Criteria") identified at subsection 1.3(b)(viii) of the Merger Agreement during such three month period, the Trustee shall promptly release the Trust Shares to the Osage Shareholders in an amount equal to the shares of Additional Acquiror Common Stock necessary to satisfy the Deficit. The Stockholders hereby authorize and direct the transfer agent and the Trustee, upon receipt of written direction from the Corporation's Board of Directors, to transfer and release such Trust Shares in an amount necessary to satisfy the Deficit (determined on a pro rata basis among the Stockholders with stock held in the Voting Trust) to the Osage Shareholders in satisfaction of the Merger Consideration.

            (b) Notwithstanding the foregoing, to the extent that during any three month period no Deficit arises, 250,000 of the Trust Shares shall be released to the Stockholders (distributed on a pro rata basis) based upon the total number of shares of such Stockholders that are held in the Voting Trust. Upon release from the Trust, the transfer agent is hereby directed and authorized to transfer the Trust Shares back into the name of the respective Stockholders or as otherwise directed in writing by such Stockholder(s).

         7. Indemnification. The Corporation and the Stockholders hereby agree to indemnify and hold the Trustee harmless from any loss, expense or damages

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

which he may sustain by reason of anything he may lawfully do under the terms of this Agreement except for any loss, expense or damages resulting from willful misconduct and gross negligence of the Trustee.

         8. Term. This Voting Trust Agreement shall terminate upon the earlier of: (i) the eighteen-month anniversary of the Effective Date of the Registration Statement; or (ii) such earlier date when all the Trust Shares have been released to the Stockholders or allocated to the Osage Shareholders in satisfaction of a Deficit.

         9. Miscellaneous.

            (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

            (b) Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

            (c) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

            (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            (e) Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective legal representatives, successors and assigns.

            (f) Transfer Cost. All transfer and other costs of the Trustee directly related to the administration of this Agreement shall be borne equally by the Corporation and the Stockholders.

            (g) Deposit of Trust Shares. In the event of any dispute by or among some or all of the parties to this Voting Trust Agreement, which may result in conflicting instructions being given to Trustee, or in the event that the Trustee is uncertain how to interpret the instructions which may be received, or the parties hereto shall fail to properly instruct Trustee, then and in either of such events, Trustee may refuse to follow any instructions received and may interplead as a stakeholder in any Arizona court of competent jurisdiction within Maricopa County, Arizona, and may deposit with the Clerk of such court each and all of the certificates representing Trust Shares which have been entrusted to Trustee, and upon making such deposit, Trustee shall be relieved of all responsibilities or duties hereunder, or in the event Trustee is joined in any action by any person to a law suit commenced in which any of the parties hereto may be a plaintiff or defendant, or concerning the property entrusted to Trustee, then in that event, Trustee may likewise deposit into court whatever may be in his possession belonging to


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



the parties hereto and such action shall relieve Trustee of any further or other responsibilities or duties hereunder; and further provided that the parties hereto shall be jointly and severally liable for all Trustee's fees or attorney's fees and court costs in connection therewith, and all such monies owed to the Trustee shall bear interest at the rate of twelve percent (12%) per annum from the date incurred until paid.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         PACIFIC RIM ENTERTAINMENT, INC.


                                         By:
                                            ------------------------------------
                                            Name:  Steven B. Rosner
                                            Title:  President

                                         STOCKHOLDERS

                                         ---------------------------------------


                                         ---------------------------------------


                                         ---------------------------------------


                                         ---------------------------------------


                                        TRUSTEE:


                                         ---------------------------------------
                                         Name:
                                         Title:

                                   SCHEDULE I


Stockholder                      No. of Shares                   Certificate No.
-----------                      -------------                   ---------------

                                   EXHIBIT "A"

                            VOTING TRUST CERTIFICATE

                         PACIFIC RIM ENTERTAINMENT, INC.



-------------------------------                     ----------------------------
Voting Trust Certificate Number                     Number of Shares Represented

                            VOTING TRUST CERTIFICATE

         THIS CERTIFIES THAT _______________ is the legal and beneficial owner of shares of the Common Stock of Pacific Rim Entertainment, Inc., a Delaware corporation (the "Corporation"), said shares having been deposited with the undersigned Trustee in accordance with a Voting Trust Agreement entered into by certain Stockholders of the Corporation and the Trustee named hereunder, dated as of __________, 1997, copies of which are filed in the registered office of the Corporation in the State of Delaware and in the Corporation's principal offices at 1661 East Camelback Road, Suite 245, Phoenix, Arizona 85016. This Voting Trust Certificate is issued in accordance with the terms of the Voting Trust Agreement and is subject to the provisions thereof.


                                                 TRUSTEE
                                                 [                             ]
                                                  ------------------------------


Dated:                                           By:
      -----------------------                       ----------------------------
                                                    Name:
                                                    Title: